Merle Ferguson

XXXXXXX

Encinitas, CA

92024

September 29, 2023

Gold Rock Holdings, Inc.

2020 General Booth Blvd, Unit 230

Virginia Beach, VA 23454

RE: Resignation

Dear Board of Directors:

I, Merle Ferguson, hereby submit to Gold Rock Holdings, Inc. (GRHI) (“Company) my resignation as the Company’s Chief Executive Officer. My resignation is not because of any disagreements with the Company or professional service providers. This resignation will become effective at the Close of Business on October 2, 2023. I remain the Company’s Chairman and President.

With warmest regards,

/s/ Merle Ferguson

________________________

    Merle Ferguson